Exhibit 99.1


LYNCH INTERACTIVE CORPORATION
                                                                   Press Release
                                                           For Immediate Release

                      LYNCH INTERACTIVE ANNOUNCES GUIDANCE
                              ON OPERATING RESULTS
                             FOR FIRST QUARTER 2003

RYE, New York, April 30, 2003 - Lynch Interactive Corporation (AMEX:LIC) announced today that it is currently estimating that revenues for the three months ended March 31, 2003 would approximately equal the revenues for the three months ended March 31, 2002 of $20.1 million. As a result of higher expenses and depreciation, operating profit is expected to decrease by approximately 10% from the same period last year. EBITDA (earnings before interest, taxes, depreciation and amortization) is expected to be down slightly from the $10.1 million of EBITDA reported in the same period last year. The Company cautions that these estimates are preliminary and subject to final closing procedures and review by the Company's independent auditors.

EBITDA is presented because it is a widely accepted indicator of value and ability to incur and service debt. The Company utilizes EBITDA as one of its metrics for valuing potential acquisitions. EBITDA is not a substitute for operating profit determined in accordance with generally accepted accounting principles ($5.2 million for three months ended March 31, 2002). The difference between EBITDA and operating profit is depreciation and amortization.

In addition, as part of its on-going effort to acquire local telephone companies, the Company announced that it is in detailed negotiations regarding a potential acquisition of a local exchange company with approximately the same amount of access lines as our most recent acquisition, Central Utah Telephone Company.

Additionally, Interactive is in preliminary discussions with an affiliated company, in which it owns a minority position, regarding a potential sale. Interactive had made a substantial investment in this entity and will record a significant cash loss. The Company had previously recognized a book loss on this investment and accordingly should recognize a book gain in the final settlement if it should occur.

Finally, the Company wishes to clarify a statement made in its Annual Report to Stockholders by its Chief Executive Officer, who noted that he was "examining the strategy of selling my [Lynch Interactive Corporation] shares but keeping the vote..." The Chief Executive Officer has advised the Company that his strategy is evolving and is not in any way finalized. Notwithstanding that, it is the Company's understanding that he intends to participate in the rights offering for convertible debt.

                 401 Theodore Fremd Avenue, Rye, New York 10580
                     - Tel: 914-921-8821 - Fax: 914-921-6410

Lynch Interactive Corporation is a diversified company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas. Our World Wide Web address is: http://www.lynchinteractivecorp.com. This release contains certain forward-looking information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, possible broadband acquisitions, spectrum investment and future spectrum auctions participation, and performance and financial targets for 2002. It should be recognized that such information is based upon certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Interactive with the Securities and Exchange Commission. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

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Contact:     Joseph C. Farina
             President & Chief Operating Officer
             (914) 921-8821 Release 03-05